Exhibit 99.1

[Freescale logo]

NEWS RELEASE

FREESCALE ANNOUNCES
REDEMPTION OF FLOATING SENIOR NOTES DUE 2009

AUSTIN, TEXAS— May 30, 2006 — Freescale Semiconductor, Inc. (NYSE: FSL) (NYSE:FSL.B) announced today that it will redeem all $400 million of its outstanding Floating Rate Senior Notes due 2009. The redemption will take place on July 17, 2006. Freescale will redeem the Floating Rate Notes at a redemption price equal to 102% of the principal amount of the Floating Rate Notes, plus accrued and unpaid interest to (but not including) the redemption date. Interest on the Floating Rate Notes will cease to accrue on the redemption date, and the only remaining right of the holders after the redemption date will be to receive the redemption price. The CUSIP number for the Notes is 35687MAD9.

A Notice of Redemption is being mailed by Deutsche Bank Trust Company Americas, the trustee for the Floating Rate Notes, to all registered holders of the Floating Rate Notes.

Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from Deutsche Bank Trust Company Americas, by calling (800) 735-7777.

About Freescale Semiconductor

Freescale Semiconductor, Inc. (NYSE:FSL) (NYSE:FSL.B) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004. The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale, a member of the S&P 500®, is one of the world’s largest semiconductor companies with 2005 sales of $5.8 billion (USD).

www.freescale.com.

Freescale™ and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. (C) Freescale Semiconductor, Inc. 2006.

CONTACT:	Freescale Semiconductor, Austin Investor Contact:
Mitch Haws, 512-895-2454 mitch.haws@freescale.com or Media Contacts:
Glaston Ford, 512-996-4278 glaston@freescale.com